NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Common Stock and Warrants to purchase 0.056818 shares of common stock, each at an exercise price of $202.50 per share of common stock (the "Securities") of Allurion Technologies, Inc. (the "Company") from listing and registration on the Exchange on October 26, 2026, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities is no longer suitable for continued listing and trading on the NYSE. NYSE Regulation reached its decision to delist the Company's Securities pursuant to Section 802.01B of the NYSE's Listed Company Manual because the Company had fallen below the NYSE's continued listing standard requiring listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15,000,000. On March 6, 2026, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified by letter on March 6, 2026. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on March 6, 2026. Trading in the Securities was suspended at the close of the market on March 6, 2026. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such a request on March 12, 2026, within the specified time period. On July 2, 2026, the Company notified the Exchange that they would be withdrawing from the appeal hearing. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.